News Release

Patrick Industries, Inc. Reports Second Quarter 2026 Financial Results
ELKHART, IN, July 30, 2026 – Patrick Industries, Inc. (NASDAQ: PATK) ("Patrick" or the "Company"), a leading component solutions provider for the Outdoor Enthusiast and Housing markets, today reported financial results for the second quarter and six months ended June 28, 2026.
Second Quarter 2026 Highlights (compared to Second Quarter 2025 unless otherwise noted)
•Net sales were $1.04 billion compared to $1.05 billion in the prior-year period. Revenue growth of 22% in Marine, 28% in Powersports, and 2% in Housing predominantly offset the impact of a 15% decline in RV end market revenue, driven by a 16% decline in RV industry wholesale unit shipments.
•Patrick's RV content per unit (on a trailing 12-month basis) increased 7%, while estimated Marine content per unit (on a trailing 12-month basis) grew 22%.
•Operating income was $77 million and operating margin was 7.4% compared to operating income of $87 million and operating margin of 8.3% in the prior-year period. On an adjusted basis1, operating margin was 7.5% compared to 8.3% in the prior-year period.
•Net income increased 34% to $43 million and diluted earnings per share (EPS) increased 33% to $1.28. On an adjusted basis1, net income was $44 million, or $1.29 per diluted share, compared to $51 million, or $1.50 per diluted share in the prior-year period.
•Reported and adjusted diluted EPS1 include the dilutive impact of convertible notes and related warrants of approximately $0.07 per share, compared to $0.03 in the prior-year period.
•Adjusted EBITDA1 was $126 million and adjusted EBITDA margin1 was 12.1% compared to adjusted EBITDA1 of $135 million and adjusted EBITDA margin1 of 12.9% in the prior-year period.
•On a year-to-date basis, cash flow provided by operating activities was $69 million compared to $189 million in the prior-year period. Free cash flow1, on a trailing twelve-month basis, was $128 million.
•Returned $106 million to shareholders in the second quarter of 2026, including $15 million through regular quarterly dividends and $91 million through share repurchases.
•Available liquidity was $691 million at the end of the second quarter; total net leverage ratio was 3.0x.
•Subsequent to the end of the second quarter, as previously announced on June 30, 2026, the Company signed a definitive agreement with LCI Industries to combine in an all-stock merger. Please visit www.patrickandlipperttogether.com for information regarding the transaction.

“Our second quarter results underscore the strength and resilience of our diversified platform, the continued dedication of our team, and our focus on continuing to drive both organic and strategic growth despite uncertain and volatile market conditions,” said Andy Nemeth, Chief Executive Officer. “Our strategic diversification across distinct end markets continued to support our overall performance in what has been a challenging consumer discretionary environment. Growth in our Marine, Powersports, and Housing businesses largely offset a double-digit percentage decline in our RV end market revenue amid equally soft RV industry wholesale unit shipments. Despite this uncertainty, we remain encouraged by the level of discipline across the value chain in each of our markets, as our teams, the OEMs we serve, and dealers continue to focus on measured production schedules and prudent inventory management, supporting healthy long-term industry dynamics. Across Patrick, we are staying close to our customers, investing in innovation, and driving additional operational efficiencies, while preserving the flexibility to exceed customer expectations.”

Net sales of $1.04 billion declined less than 1% from the second quarter of 2025. Revenue growth in the Company's Marine, Powersports, and Housing end markets predominantly offset the impact of a decline in RV end market revenue, which was related to a 16% decline in RV industry wholesale unit shipments in the quarter. The Company's strong content per unit growth in Marine and a continued increase in attachment rates within the Company's Powersports business were instrumental in delivering solid revenue performance overall.
Operating income was $77 million compared to $87 million in the second quarter of 2025. Operating margin was 7.4% compared to 8.3% in the same period last year. The year-over-year decline partially reflected a number of factors, including the impact of a double-digit percentage decline in RV industry wholesale unit shipments, higher oil and fuel prices and the related fuel surcharges, and merger-related costs. Adjusted operating margin1 was 7.5% compared to 8.3% in the second quarter of 2025.

Net income increased 34% to $43 million, or $1.28 per diluted share, compared to $32 million, or $0.96 per diluted share in the second quarter of 2025. Adjusted net income1 in the second quarter of 2026 was $44 million, or $1.29 per diluted share1, compared to adjusted net income1 of $51 million, or $1.50 per diluted share1 in the prior-year period. Adjusted net income1 in the second quarter of 2025 excludes one-time expenses related to a legal settlement. Reported and adjusted diluted earnings per share1 in the second quarter of 2026 include approximately $0.07 of dilution from the Company's convertible notes and related warrants compared to $0.03 in the prior-year period.

Jeff Rodino, President, said, “Our strategic investments have positioned Patrick to better support our customers in more ways than ever before. As our OEM customers continue to focus on affordability, efficiency, labor productivity, product differentiation and managing retail demand patterns, we are bringing forward solutions in partnership that are practical, scalable, and aligned with the needs of today’s market. Whether through new product development, component and composite solutions, electrical systems, aftermarket capabilities, advanced manufacturing, value engineering, or The Experience, our teams are working directly with customers to help solve the challenges that matter most to their businesses. Our solutions-oriented approach supports organic growth while helping customers deliver more value to the end consumer. While near-term demand conditions remain challenging, we believe our portfolio of brands, technical expertise, and ability to execute across our end markets continue to reinforce Patrick as a trusted partner across business cycles.”

Second Quarter 2026 Revenue by Market Sector (compared to Second Quarter 2025 unless otherwise noted)
RV (39% of Revenue)
•Revenue of $407 million decreased 15% while RV industry wholesale unit shipments decreased 16%.
•Content per wholesale RV unit (on a trailing twelve-month basis) increased 7% to $5,303 when compared to the prior-year period and was flat compared to the first quarter of 2026.

Marine (18% of Revenue)
•Revenue of $191 million increased 22% compared to flat estimated wholesale powerboat industry unit shipments.
•Estimated content per wholesale powerboat unit (on a trailing twelve-month basis) increased 22% to $4,883 when compared to the prior-year period and increased 5% when compared to the first quarter of 2026.

Powersports (12% of Revenue)
•Revenue of $123 million increased 28% driven by continued demand for utility-focused units, increased OEM penetration, and stronger attachment rates for Sportech's cab enclosure solutions and other premium vehicle content, including audio.

Housing (31% of Revenue, comprised of Manufactured Housing ("MH") and Industrial)

•Revenue of $320 million increased 2%; estimated wholesale MH industry unit shipments decreased 8%; total housing starts decreased 1%.
•Estimated content per wholesale MH unit (on a trailing twelve-month basis) of $6,673 was flat compared to the prior-year period and increased 1% compared to the first quarter of 2026.

Balance Sheet, Cash Flow and Capital Allocation
For the first six months of 2026, cash provided by operating activities was $69 million compared to $189 million in the prior-year period, reflecting higher working capital investment compared to the first half of 2025, as inventory levels remained elevated in connection with the Company’s composite products growth strategy. Purchases of property, plant and equipment totaled $18 million in the second quarter of 2026, reflecting the disciplined deployment of capital toward strategic investments, including technology, automation, and other operational efficiency enhancements. On a trailing twelve-month basis, free cash flow1 through the second quarter of 2026 was $128 million compared to $262 million in the prior-year period primarily reflecting the aforementioned increase in working capital investment.

Patrick returned $106 million to shareholders during the second quarter of 2026, including $15 million through dividends and $91 million for the repurchase of 980,000 shares of the Company's common stock. At the end of the second quarter, the Company had unused capacity of $62 million under its current share repurchase authorization.

Total debt at the end of the second quarter was approximately $1.4 billion, resulting in a total net leverage ratio of 3.0x (as calculated in accordance with the Company's credit agreement). Available liquidity, comprised of borrowing availability under the Company's credit facility and cash on hand, was approximately $691 million.

Business Outlook and Summary
“Our long-term strategy and confidence in Patrick’s value creation opportunity remain unchanged, even as we take a prudent view of the balance of the year given the continued macroeconomic uncertainty across our end markets,” continued Mr. Nemeth. “We are not relying on a near-term market rebound and are focused on the actions within our control: staying close to our customers, delivering cost-effective product solutions, aligning our cost structure appropriately, advancing high-value growth initiatives, actioning M&A opportunities within our key markets and in alignment with our strategic plan, and continuing to strengthen the capabilities that differentiate Patrick in the marketplace. This focused mindset allows us to manage through near-term uncertainty while building a stronger, more agile platform for the future. With our diversified business model, solid balance sheet, entrepreneurial and customer-first culture, and proven execution capabilities, we believe Patrick is well positioned to deliver long-term profitable growth and shareholder value creation. Consistent with Patrick's long-term vision and strategy, we are excited about the enhanced value proposition the combination with LCI Industries will create for our stakeholders once the transaction is closed, and believe it can enable us to more effectively partner with OEMs to achieve their goals, while driving long-term profitable growth and enhanced shareholder value.”

1See additional information at the end of this release regarding non-GAAP financial measures.
Conference Call Webcast
Patrick Industries will host an online webcast of its second quarter 2026 earnings conference call that can be accessed on the Company’s website, www.patrickind.com, under “Investors,” on Thursday, July 30, 2026 at 10:00 a.m. Eastern Time. A replay will also be available following the call. In addition, a supplemental earnings presentation can be accessed on the Company’s website, www.patrickind.com, under “Investors.”
About Patrick Industries, Inc.

Patrick (NASDAQ: PATK) is a leading component solutions provider serving original equipment manufacturers and aftermarket customers in the RV, Marine, Powersports and Housing markets. Since 1959, Patrick has empowered manufacturers and outdoor enthusiasts to achieve next-level recreation experiences. Our customer-focused approach brings together design, manufacturing, distribution, and transportation in a full solutions model that defines us as a trusted partner. Patrick is home to more than 85 leading brands, all united by a commitment to quality, customer service, and innovation. Headquartered in Elkhart, IN, Patrick employs approximately 10,000 skilled team members throughout the United States. For more information on Patrick, our brands, and products, please visit www.patrickind.com.
Cautionary Statement Regarding Forward-Looking Statements
Information set forth in this communication constitutes forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, statements regarding the Company’s expectations, beliefs, intentions or strategies regarding the future, and can be identified by forward-looking words such as “anticipate,” “believe,” “could,” “continue,” “estimate,” “expect,” “intend,” “may,” “should,” “will” and “would” or similar words. These forward-looking statements are based on current expectations, forecasts, and assumptions that involve risks and uncertainties and on information available to Patrick Industries, Inc. as of the date hereof. The forward-looking statements are based on current expectations and our actual results may differ materially from those expressed or implied by such forward-looking statements. There can be no assurance that any forward-looking statement will be realized or that actual results will not be significantly different from that set forth in such forward-looking statement. Factors that could cause actual results to differ materially from those in forward-looking statements included in this press release include, without limitation: adverse economic and business conditions, including cyclicality and seasonality in the industries we sell our products and inflationary pressures; the financial condition of our customers or suppliers; the loss of a significant customer; changes in consumer preferences; declines in the level of unit shipments or reduction in growth in the markets we serve; the availability of retail and wholesale financing for RVs, watercraft and powersports products, and residential and manufactured homes; pricing pressures due to competition; costs and availability of raw materials, commodities and energy and transportation; supply chain issues, including financial problems of manufacturers, dealers or suppliers and shortages of adequate materials or manufacturing capacity; the challenges and risks associated with doing business internationally; challenges and risks associated with importing products, such as the imposition of duties, tariffs or trade restrictions, changes in international trade relationships or governmental policies, including the imposition of price caps, or the imposition of trade restrictions or tariffs on any materials or products used in the operation of our business; the ability to manage our working capital, including inventory and inventory obsolescence; the availability and costs of labor and production facilities and the impact of labor shortages; fuel shortages or high prices for fuel; any interruptions or disruptions in production at one of our key facilities; challenges with integrating acquired businesses; the impact of the consolidation and/or closure of all or part of a manufacturing or distribution facility; an impairment of assets, including goodwill and other long-lived assets; an inability to attract and retain qualified executive officers and key personnel; the effects of union organizing activities; the impact of governmental and environmental regulations, and our inability to comply with them; changes to federal, state, local or certain international tax regulations; unusual or significant litigation, governmental investigations, or adverse publicity arising out of alleged defects in products, services, perceived environmental impacts, or otherwise; public health emergencies or pandemics, such as the COVID-19 pandemic; our level of indebtedness; our inability to comply with the covenants contained in our senior secured credit facility; an inability to access capital when needed; the settlement or conversion of our notes; fluctuations in the market price for our common stock; an inability of our information technology systems to perform adequately; any disruptions in our business due to an IT failure, a cyber-incident or a data breach; any adverse results from our evaluation of our internal controls over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002; certain provisions in our Articles of Incorporation and Amended and Restated By-laws that may delay, defer or prevent a change in control; adverse conditions in the insurance markets; and the impact on our business resulting from wars and military conflicts, such as war in Ukraine and evolving conflict in the Middle East, including, but not limited to conflict with Iran.

Forward-looking statements include, without limitation, statements about the benefits of the proposed transaction between the Company and LCI Industries (“LCI”) (the “proposed transaction”), future financial and operating results, the combined company’s plans, objectives, expectations and intentions, and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties outside of our control. Among the risks and uncertainties that could cause actual results to differ from those described in the forward-looking statements are the following: (1) the completion of the proposed transaction may not occur on the anticipated terms and timing or at all; (2) the occurrence of any event, change or other circumstances that could give rise to the termination of the proposed transaction; (3) the risk that the necessary regulatory approvals for the proposed transaction may not be obtained or may be obtained subject to conditions that are not anticipated; (4) risks that any of the closing conditions to the proposed transaction may not be satisfied in a timely manner; (5) risks related to litigation brought in connection with the proposed transaction; (6) risks related to disruption of management time from ongoing business operations due to the proposed transaction; (7) effects of the announcement, pendency or completion of the proposed transaction on the ability of the Company to retain customers and retain and hire key personnel and maintain relationships with suppliers, distributors, advertisers, content providers, vendors and other business partners, and on its operating results and business generally; (8) negative effects of the announcement or the consummation of the proposed transaction on the market price of the Company's common stock; (9) risks related to the potential impact of general economic, political and market factors on the companies or the proposed transaction; (10) inherent uncertainties involved in the estimates and assumptions used in the preparation of financial projections; (11) the ability to obtain or consummate financing or refinancing related to the proposed transaction; and (12) the response of the Company or LCI management to any of the aforementioned factors. The Company's actual results could differ materially from those stated or implied, due to risks and uncertainties associated with its business, which include the risks related to the proposed transaction.

Discussions of additional risks and uncertainties are contained in the Company's filings with the Securities and Exchange Commission ("SEC"), including but not limited to the section entitled "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2025, and in the Company's Quarterly Reports on Form 10-Q for subsequent quarterly periods, which are filed with the SEC and available on the SEC's website at www.sec.gov. The Company expressly disclaims any obligation to update, alter, or otherwise revise any forward-looking statements, whether written or oral, as a result of new information, future events, or otherwise, except as required by applicable law. Persons reading this communication are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date hereof.

Contact:

Steve O'Hara
Vice President of Investor Relations
oharas@patrickind.com
574.294.7511

PATRICK INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	Three Months Ended		Six Months Ended
(In thousands, except per share data)	June 28, 2026	June 29, 2025	June 28, 2026	June 29, 2025
Net sales	$1,041,704	$1,047,554	$2,038,876	$2,050,974
Cost of goods sold	794,129	796,922	1,564,441	1,571,751
Gross profit	247,575	250,632	474,435	479,223

Operating Expenses:
Warehouse and delivery	50,608	46,075	95,640	90,657
Selling, general and administrative	96,188	93,206	189,284	187,137
Amortization of intangible assets	23,744	24,629	47,754	49,138
Total operating expenses	170,540	163,910	332,678	326,932
Operating income	77,035	86,722	141,757	152,291
Interest expense, net	18,978	18,869	37,366	37,981
Other expenses	—	24,420	—	24,420
Income before income taxes	58,057	43,433	104,391	89,890
Income taxes	14,636	10,997	21,490	19,216
Net income	$43,421	$32,436	$82,901	$70,674

Basic earnings per common share	$1.36	$1.00	$2.57	$2.17
Diluted earnings per common share	$1.28	$0.96	$2.37	$2.07

Weighted average shares outstanding - Basic	31,913	32,520	32,199	32,595
Weighted average shares outstanding - Diluted	33,973	33,823	34,993	34,116

PATRICK INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	(Unaudited)
($ in thousands)	June 28, 2026	December 31, 2025
ASSETS
Current Assets:
Cash and cash equivalents	$29,160	$26,432
Trade and other receivables, net	276,863	185,405
Inventories	653,255	595,265
Prepaid expenses and other	63,180	66,020
Total current assets	1,022,458	873,122
Property, plant and equipment, net	410,230	408,502
Operating lease right-of-use assets	227,533	199,087
Goodwill and intangible assets, net	1,539,053	1,582,662
Other non-current assets	12,012	12,801
Total assets	$3,211,286	$3,076,174
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Current maturities of long-term debt	$6,250	$6,250
Current operating lease liabilities	57,977	54,956
Accounts payable	224,474	192,448
Accrued liabilities	94,135	94,412
Other current liabilities	416	424
Total current liabilities	383,252	348,490
Long-term debt, less current maturities, net	1,412,496	1,282,821
Long-term operating lease liabilities	174,717	148,889
Deferred tax liabilities, net	96,079	96,875
Other long-term liabilities	13,666	14,802
Total liabilities	2,080,210	1,891,877

Total shareholders' equity	1,131,076	1,184,297

Total liabilities and shareholders' equity	$3,211,286	$3,076,174

PATRICK INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Six Months Ended
($ in thousands)	June 28, 2026	June 29, 2025
Cash flows from operating activities
Net income	$82,901	$70,674
Depreciation and amortization	85,790	85,255
Stock-based compensation expense	11,986	11,300
Deferred income taxes	(796)	(7,782)
Other adjustments to reconcile net income to net cash provided by operating activities	1,782	2,283
Change in operating assets and liabilities, net of acquisitions of businesses	(112,756)	27,737
Net cash provided by operating activities	68,907	189,467
Cash flows from investing activities
Purchases of property, plant and equipment	(36,558)	(38,446)
Business acquisitions and other investing activities	(7,659)	(48,172)
Net cash used in investing activities	(44,217)	(86,618)
Net cash flows used in financing activities	(21,962)	(114,436)
Net increase (decrease) in cash and cash equivalents	2,728	(11,587)
Cash and cash equivalents at beginning of year	26,432	33,561
Cash and cash equivalents at end of period	$29,160	$21,974

PATRICK INDUSTRIES, INC.
Earnings Per Common Share (Unaudited)

The table below illustrates the calculation of earnings per common share:

	Three Months Ended		Six Months Ended
(in thousands, except per share data)	June 28, 2026	June 29, 2025	June 28, 2026	June 29, 2025
Numerator:
Net income attributable to common shares	$43,421	$32,436	$82,901	$70,674
Denominator:
Weighted average common shares outstanding - basic	31,913	32,520	32,199	32,595
Weighted average impact of potentially dilutive convertible notes	1,275	903	1,575	984
Weighted average impact of potentially dilutive warrants	641	199	1,012	295
Weighted average impact of potentially dilutive securities	144	201	207	242
Weighted average common shares outstanding - diluted	33,973	33,823	34,993	34,116
Earnings per common share:
Basic earnings per common share	$1.36	$1.00	$2.57	$2.17
Diluted earnings per common share	$1.28	$0.96	$2.37	$2.07

PATRICK INDUSTRIES, INC.
Non-GAAP Reconciliation (Unaudited)

Use of Non-GAAP Financial Metrics
In addition to reporting financial results in accordance with U.S. GAAP, the Company also provides financial metrics, such as net leverage ratio, content per unit, free cash flow, earnings before interest, taxes, depreciation and amortization (“EBITDA”), adjusted EBITDA, adjusted net income, adjusted diluted earnings per share ("adjusted diluted EPS"), adjusted operating margin, adjusted EBITDA margin and available liquidity, which we believe are important measures of the Company's business performance. These metrics should not be considered alternatives to U.S. GAAP. Our computations of net leverage ratio, content per unit, free cash flow, EBITDA, adjusted EBITDA, adjusted net income, adjusted diluted EPS, adjusted operating margin, adjusted EBITDA margin and available liquidity may differ from similarly titled measures used by others. We calculate available liquidity by taking our revolving credit facility capacity, subtracting the outstanding revolver balance and outstanding letters of credit, and adding cash and cash equivalents. Content per unit metrics are generally calculated using our market sales divided by Company estimates based on third-party measures of industry volume. We calculate EBITDA by adding back depreciation and amortization, net interest expense, and income taxes to net income. We calculate adjusted EBITDA by taking EBITDA and adding back stock-based compensation, acquisition-related transaction costs, merger-related costs, loss on sale of business unit, legal settlement, loss on sale of property, plant and equipment and subtracting out the gain on sale of property, plant and equipment. Adjusted net income is calculated by removing the impact of acquisition-related transaction costs, net of tax, legal settlement, net of tax, merger-related costs, net of tax and the loss on sale of business unit, net of tax. Adjusted diluted EPS is calculated as adjusted net income divided by our diluted weighted average shares outstanding. Adjusted operating margin is calculated by removing the impact of acquisition-related transaction costs, merger-related costs and loss on sale of business unit. We calculate free cash flow by subtracting cash paid for purchases of property, plant and equipment from net cash provided by operating activities. RV wholesale unit shipments are provided by the RV Industry Association. Marine wholesale unit shipments are Company estimates based on data provided by the National Marine Manufacturers Association. MH wholesale unit shipments are Company estimates based on data provided by the Manufactured Housing Institute. Housing starts are provided by the U.S. Census Bureau. You should not consider these metrics in isolation or as substitutes for an analysis of our results as reported under U.S. GAAP.

The following tables reconcile net income to EBITDA, adjusted EBITDA and margins:

		Three Months Ended
($ in thousands)		June 28, 2026	% of Net Sales	June 29, 2025	% of Net Sales
Net income		$43,421	4.2%	$32,436	3.1%
+	Depreciation & amortization	43,013	4.1%	42,609	4.1%
+	Interest expense, net	18,978	1.8%	18,869	1.8%
+	Income taxes	14,636	1.4%	10,997	1.0%
EBITDA		120,048	11.5%	104,911	10.0%
+	Stock-based compensation	6,008	0.6%	6,051	0.6%
+	Merger-related costs	437	—%	—	—%
+	Loss on sale of business unit	226	—%	—	—%
+	Legal settlement	—	—%	24,420	2.3%
+	(Gain) loss on sale of property, plant and equipment	(429)	—%	52	—%
Adjusted EBITDA		$126,290	12.1%	$135,434	12.9%

		Six Months Ended
($ in thousands)		June 28, 2026	% of Net Sales	June 29, 2025	% of Net Sales
Net income		$82,901	4.1%	$70,674	3.4%
+	Depreciation & amortization	85,790	4.2%	85,255	4.2%
+	Interest expense, net	37,366	1.8%	37,981	1.9%
+	Income taxes	21,490	1.1%	19,216	0.9%
EBITDA		227,547	11.2%	213,126	10.4%
+	Stock-based compensation	11,986	0.6%	11,300	0.6%
+	Acquisition-related transaction costs	—	—%	64	—%
+	Merger-related costs	437	—%	—	—%
+	Loss on sale of business unit	226	—%	—	—%
+	Legal settlement	—	—%	24,420	1.2%
+	(Gain) loss on sale of property, plant and equipment	(584)	—%	2,094	—%
Adjusted EBITDA		$239,612	11.8%	$251,004	12.2%
The following table reconciles cash flow from operations to free cash flow on a trailing twelve-month basis:

	Trailing Twelve Months Ended
($ in thousands)	June 28, 2026	June 29, 2025
Cash flows from operating activities	$208,854	$343,650
Less: purchases of property, plant and equipment	(81,033)	(81,717)
Free cash flow	$127,821	$261,933

The following table reconciles operating margin to adjusted operating margin:

	Three Months Ended		Six Months Ended
	June 28, 2026	June 29, 2025	June 28, 2026	June 29, 2025
Operating margin	7.4%	8.3%	7.0%	7.4%
Merger-related costs	0.1%	—%	—%	—%
Adjusted operating margin	7.5%	8.3%	7.0%	7.4%

The following table reconciles net income to adjusted net income and diluted earnings per common share to adjusted diluted earnings per common share:

		Three Months Ended		Six Months Ended
($ in thousands, except per share data)		June 28, 2026	June 29, 2025	June 28, 2026	June 29, 2025
Net income		$43,421	$32,436	$82,901	$70,674
+	Acquisition-related transaction costs	—	—	—	64
+	Legal settlement	—	24,420	—	24,420
+	Merger-related costs	437	—	437	—
+	Loss on sale of business unit	226	—	226	—
-	Tax impact of adjustments	(165)	(6,039)	(165)	(6,055)
Adjusted net income		$43,919	$50,817	$83,399	$89,103

Diluted earnings per common share		$1.28	$0.96	$2.37	$2.07
Legal settlement, net of tax		—	0.54	—	0.54
Merger-related costs, net of tax		0.01	—	0.01	—
Adjusted diluted earnings per common share		$1.29	$1.50	$2.38	$2.61